EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION

                                      of

                             RC/ARBY'S CORPORATION


      The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware, certifies as follows:
     1. Name. The name of the corporation is RC/Arby's Corporation (hereinafter called the "Corporation").
     2. Address; Registered Agent. The address of the Corporation's registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is The Corporation Trust Company.
     3. Purposes. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     4. Number of Shares. The total number of shares of capital stock of all classifications which the Corporation shall have authority to issue is THREE THOUSAND (3,000) shares of Common Stock of the par value of one dollar ($1.00) each.
     5. Name and Address of Incorporator. The name and mailing address of the incorporator are: Mary C. Wade, c/o Triarc Group, Inc., 900 Third Avenue, 31st Floor, New York, New York 10022.
     6. Liability of Directors. No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after adoption of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     7. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time (after adoption by the undersigned of the original by-laws of the Corporation) make, alter or repeal the by-laws of the Corporation; provided, however, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be made, by the stockholders of the Corporation.
      IN WITNESS WHEREOF, this Certificate has been signed on this 5th day of January, 1994.


                                          /s/ MARY C. WADE
                                          --------------------------
                                          Mary C. Wade, Incorporator